EXHIBIT 19.1

VICTORY CAPITAL HOLDINGS, INC. INSIDER TRADING POLICY

I.
INTRODUCTION

Ownership by the members of the Board of Directors of Victory Capital Holdings, Inc. (the “Company”), its officers and its employees (and the directors, officers and employees of any subsidiary of the Company; all of the foregoing being referred to herein from time to time as “team members”) of Company securities is encouraged, so long as such persons do not effect transactions in such securities in violation of the federal securities laws in general, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in particular.

Accordingly, this Insider Trading Policy (this “Policy”) has been adopted by the Board of Directors of the Company to prevent such violations by team members and others in connection with transactions in the Company’s securities and to protect the Company’s reputation for integrity and ethical conduct. The Board of Directors has given the Chief Legal Officer of the Company responsibility for administration of this Policy and questions should be directed to him or her or his or her designee.

“Insider trading” refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. Insider trading violations may also include “tipping” such information, securities trading by the person “tipped,” and securities trading by those who misappropriate such information.

The scope of insider trading violations can be wide reaching. The Securities and Exchange Commission (the “SEC”) has brought insider trading cases against corporate officers, directors and employees who traded the corporation’s securities after learning of significant, confidential corporate developments; friends, business associates, family members, and other “tippees” of such officers, directors, and employees who traded the securities after receiving such information; employees of law, banking, brokerage, and printing firms who were given such information in order to provide services to the corporation whose securities they traded; government employees who learned of such information because of their employment by the government; and other persons who misappropriated, and took advantage of, confidential information from their employers.

An “insider” can include officers, directors, major stockholders and employees of an entity whose securities are publicly traded. In general, an insider must not engage in transactions in the securities of that entity for personal gain if that person possesses material, nonpublic information about the entity. In addition, an insider who is aware of material, nonpublic information must not disclose such information to family, friends, business or social acquaintances, employees or independent contractors of the entity (unless such employees or independent contractors have a position within the entity giving them a clear right and need to know and a duty to keep such information strictly confidential), and other third parties. An insider is responsible for assuring that his or her family members comply with insider trading laws. In general, an insider may engage in transactions in securities of the Company or discuss material information with any other person only after the material information has been made public.

II.
PENALTIES; SANCTIONS

General. Violation of the prohibition on insider trading can result in a prison sentence and civil and criminal fines for the individuals who commit the violation, and civil and criminal fines for the entities that commit the violation.

The Company could be subject to a civil monetary penalty even if the directors, officers or team members who committed the violation concealed their activities from the Company.

Criminal Penalties. The maximum prison sentence for an insider trading violation is 20 years. The maximum criminal fine for individuals is $5,000,000, and the maximum fine for non-natural persons (such as an entity whose securities are publicly traded) is $25,000,000.

Civil Sanctions. Persons who violate insider trading laws may become subject to an injunction and may be forced to disgorge any profits gained or losses avoided. The civil penalty for a violator may be an amount up to three times the profit gained or loss avoided as a result of the insider trading violation.

The Company (as well as other natural or non-natural persons who are deemed to be controlling persons of the violator) faces a civil penalty not to exceed the greater of $1,000,000 or three times the profit gained or loss avoided as a result of the violation if the company knew or recklessly disregarded the fact that the controlled person was likely to engage in the acts constituting the insider trading violation and failed to take appropriate steps to prevent the acts before they occurred.

In addition, persons who traded contemporaneously with, and on the other side of, the insider trading violator may sue the violator and the controlling persons of the violator to recover the profit gained or loss avoided by the violator.

Bounties. The SEC offers bounties to persons who provide information leading to the imposition of the civil penalty.

III.
POLICY STATEMENT

Illegal insider trading is against the policy of the Company. Such trading can cause significant harm to the reputation for integrity and ethical conduct of the Company. Individuals who fail to comply with the requirements of this Policy are subject to disciplinary action, at the sole discretion of the Company, including warning, censure, fines and/or reduction of bonus and denial of promotion, as well as dismissal for cause.

IV.
WHAT IS MATERIAL, NONPUBLIC INFORMATION?

Nonpublic, or inside, information about the Company that is not known to the investing public includes, but is not limited to, financial results and projections, as well as, among other things, strategic plans; significant capital investment plans; negotiations concerning acquisitions or dispositions; major new client contracts (or the loss of a major client contract); other favorable or unfavorable business or financial developments, projections or prospects; a change in control or a significant change in management; impending securities splits, securities dividends or changes in dividends to be paid; and a call of securities for redemption.

All information about the Company is considered nonpublic information until it is disseminated in a manner calculated to reach the securities marketplace through recognized channels of distribution and public investors have had a reasonable period of time to react to the information. Generally, and under this Policy, information that has not been available to the investing public for at least two (2) full business days is considered to be nonpublic. Recognized channels of distribution include annual reports, SEC filings, press releases, marketing materials and publication of information in prominent financial publications, such as The Wall Street Journal.

Nonpublic information is material if it might reasonably be expected to affect the market value of the securities and/or influence investor decisions to buy, sell or hold securities. A good rule of thumb is that if a person feels that information is material, it probably is. Moreover, it should be remembered that plaintiffs who challenge and judges who rule on particular transactions have the benefit of hindsight.

If a team member is in doubt as to whether information is public or material, that team member should wait until the information becomes public, or should refer questions to the Chief Legal Officer or Chief Compliance Officer.

V.
HANDLING OF INFORMATION

The Company’s records must always be treated as confidential. Items such as interim and annual financial statements, budgets, forecasts and operating and statistical information relating to clients and client data, and similar information are proprietary (that is, information pertaining to and used exclusively by, and confidential to, the Company), and proprietary information must not be disclosed or used for any purpose at any time other than for Company business. All Company policies and procedures designed to preserve and protect confidential information must be strictly followed at all times.

No team member shall at any time make any recommendation or express any opinion as to trading in the Company’s securities.

Information learned about other entities in a special relationship with the Company, such as acquisition, joint venture and partnership negotiations, is confidential and must not be disclosed without proper authorization.

All confidential information in the possession of a team member is to be returned to the Company at the termination of his or her relationship with the Company.

VI.
TRANSACTIONS IN THE COMPANY’S AND OTHER SECURITIES

General Rule. Team members shall not effect any transaction in the Company’s securities, including any purchase, sale, gift or other transfer or disposition of the Company’s securities, if they possess material, nonpublic information about the Company.

This restriction generally does not apply to:

(i)
a cash exercise of stock options or similar equity awards or the surrender of shares to the Company in payment of the stock option exercise price or in satisfaction of any tax withholding obligations under the Company’s equity plans, such transactions being referred to as an “Exercise”; provided, that, any securities acquired pursuant to such Exercise may not be sold while the team member is in possession of material nonpublic information or subject to a special trading blackout or, with respect to Covered Persons, while the Company’s trading window is closed;
(ii)
a transaction involving a purchase or sale in shares pursuant to a duly approved Rule 10b5-1 trading plan covering the Company’s securities (a “Trading Plan”), but does apply to the implementation of a Trading Plan;
(iii)
a purchase or sale of Company securities under the Company’s 401(k) plan (if applicable), the Victory Employee Stock Purchase Plan or any other individual account that the individual does not exercise any discretionary control or authority over that is made pursuant to standing instructions entered into while the team member is not in possession of material nonpublic information or otherwise subject to a Blackout Period (if applicable) or other black-out notice.

Procedures for Covered Persons. Every team member who is a Covered Person (as defined below) shall advise the office of the Chief Legal Officer

(i)
prior to entering into any trade or other transaction in the Company’s securities by submitting for approval a trade pre-clearance request through the Company’s designated employee trade monitoring system or by contacting the Chief Legal officer, or
(ii)
in the case of a proposed Trading Plan, prior to implementing such Trading Plan, by submitting for approval a completed Trading Plan Approval Form (a “Trading Plan Approval Form”, a copy of which is attached hereto as Exhibit A).

Such Trading Plan Approval Forms shall be submitted to the office of the Chief Legal Officer by email or by such other process established and communicated by the Chief Legal Officer.

If a Covered Person is seeking approval for a transaction in stock in connection with the exercise of stock options, the Covered Person should indicate on his or her Approval Form whether the proposed transaction contemplates (i) a same day sale, or (ii) a sell-to-cover transaction. For the avoidance of doubt, Covered Persons wishing to effect an Exercise are not required to submit an Approval Form or obtain approval in advance for such exercise.

A gift of the Company’s securities to a third party is deemed to be a sale for purposes of this Policy and is subject to approval as provided above and to the other terms of this Policy.

Covered Persons are defined as team members who

(i)
are members of the Board of Directors and officers of the Company required to make filings under Section 16 of the Exchange Act, and
(ii)
are in the accounting and finance, operations, marketing, legal and human resources departments and are expressly designated by the Chief Financial Officer in consultation with the Chief Legal Officer or the Chief Legal Officer as Covered Persons by reason of their access to non-public financial and other confidential information.

Team members with questions about the definition of Covered Persons should contact the Chief Financial Officer or the Chief Legal Officer (or his or her designee).

Approval Procedure. The Chief Legal Officer (or his or her designee) shall advise such Covered Person submitting an Approval Form in writing whether the proposed Trading Plan is permissible under this Policy by making the appropriate indication and countersigning the Approval Form. For trade requests submitted through the designated trade monitoring system the approval will be documented in the system, which will constitute written approval. Covered Persons may not enter into any transaction or implement a Trading Plan until the written approval has been received.

The Chief Legal Officer (or his or her designee) will make every effort to respond to requests for approval as quickly and expeditiously as possible. However, the Chief Legal Officer is under no obligation to approve a transaction submitted for approval and may determine not to permit such transaction.

Transactions that have been approved through the designated employee trade monitoring system must be effected within three (3) business days of receipt of approval and Trading Plans covered by Trading Plan Approval Forms which have been approved must be implemented on the approved implementation date, in each case unless an exception is granted. If the Covered Person becomes aware of material nonpublic an information before an approved transaction is effected or a Trading Plan is implemented, or if a periodic or event-specific blackout period commences, the approval will be deemed to be void and the transaction must not be effected or Trading Plan implemented. Transactions not effected within the three (3) business day time limit are subject to approval again. If a Covered Person seeks approval and permission to effect a transaction or implement a Trading Plan is denied, then he or she must refrain from initiating any such transaction or implementing any such Trading Plan, and the fact of such denial must be kept confidential by the person requesting such approval.

Trading Blackout Periods. In furtherance of the goals underlying this Policy, Covered Persons are prohibited from effecting transactions in Company securities during Blackout Periods (as defined below). The prohibition on trading in Company securities by Covered Persons during any Blackout Period is designed to prevent any inadvertent trading by such persons in the Company’s securities during times when there may be material financial information that has not been publicly disclosed.

The following periods each year are “Blackout Periods” under this Policy:

(i)
the period beginning at the close of the NASDAQ Stock Market (“NASDAQ”) on March 21 (or if such date is not a trading day, the immediately preceding trading day) and ending after the second full trading day on NASDAQ following the Company’s public disclosure of its first quarter financial results,
(ii)
the period beginning at the close of NASDAQ on June 20 (or if such date is not a trading day, the immediately preceding trading day) and ending after the second full trading day on NASDAQ following the Company’s public disclosure of its second quarter financial results,
(iii)
the period beginning at the close of NASDAQ on September 20 (or if such date is not a trading day, the immediately preceding trading day) and ending after the second full trading day on NASDAQ following the Company’s public disclosure of its third quarter financial results, and
(iv)
the period beginning at the close of NASDAQ on December 21 (or if such date is not a trading day, the immediately preceding trading day) and ending after the second full trading day on NASDAQ following the Company’s public disclosure of its annual financial results.

For purposes of this definition of Blackout Period, the Company’s public disclosure of its quarterly and annual financial results is deemed to occur either by way of issuing an earnings press release or by filing a periodic report on Form 10-Q or annual report on Form 10-K, as the case may be. Periods which are not Blackout Periods are referred to herein as “open windows”.

The prohibition on effecting transactions in the Company’s securities by a Covered Person who shall no longer be a Covered Person (by reason of resignation or termination) during a Blackout Period shall continue until the later of the end of such Blackout Period and the time such Covered Person is no longer in possession of material nonpublic information.

The restrictions imposed in connection with Blackout Periods are in addition to the other restrictions set forth in this policy. Trading outside of Blackout Periods should not be considered a “safe harbor,” and regardless of whether a Blackout Period is in effect, no Covered Person may trade during any time in which such person possesses material nonpublic information, and such person must suspend trading until two full trading days have elapsed since such material nonpublic information was made public.

Team members with questions about the definition of Blackout Periods should contact the Chief Legal Officer (or his or her designee).

Black-out Communications. In addition to the foregoing restrictions, the Company reserves the right to issue “black-out notices” to one or more specified persons when material, nonpublic information exists. Any person who receives such a notice shall treat the notice as confidential and shall not disclose its existence to any other person.

Trading in Securities of Other Entities. In addition, no team member shall effect any transaction in the securities of another entity, the value of which is likely to be affected by actions of the Company that have not yet been publicly disclosed. This provision is in addition to the restrictions on trading in securities of other entities set forth in any Code of Business Conduct and Ethics of the Company.

Certain Other Prohibited Transactions. In addition to the general prohibition on trading Company securities at any time when in possession of material nonpublic information, the Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions. It is therefore the Company’s policy that Covered Persons are prohibited from engaging in the following transactions in the Company’s securities unless approved by the Chief Legal Officer or his or her designee in the manner set forth above:

•
Short-Term Trading. Short-term trading of Company securities may be distracting to the Covered Person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six (6) months after the purchase; provided, however, that this limitation on short term trading will ordinarily not apply to cashless option exercises.
•
Short Sales. Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, Covered Persons are prohibited from engaging in short sales of the Company’s securities.

•
Options Trading. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a Covered Person is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, Covered Persons may not buy or sell options or other derivative securities on the Company’s securities.

•
Trading on Margin or Pledging. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to effect transactions in the Company’s securities, Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.

•
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Covered Person to continue to own the Company’s securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Accordingly, Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

Applicability to Family Members. For purposes of this Policy, “Family Members” include one’s spouse and all members of the family who reside in one’s home. The foregoing restrictions on trading are applicable to Family Members’ accounts, accounts subject to the control of persons subject to this Policy or any Family Member, and accounts in which persons subject to this Policy or any Family Member has any beneficial interest, except that the restrictions on trading do not apply to accounts where investment decisions are made by an independent investment manager in a fully discretionary account. Persons subject to this Policy are responsible for assuring that their Family Members comply with the foregoing restrictions on trading.

Rule 10b5-1 Trading. Notwithstanding the restrictions stated in this Paragraph VI, such restrictions shall not apply to purchases or sales of securities of the Company made by Covered Persons who have entered into a written Trading Plan that complies with Rule 10b5-1 of the Exchange Act and has been approved by the Chief Legal Officer. Covered Persons should review the Company’s Guidelines for 10b5-1 Trading Plans that are attached to this Policy as Exhibit B when considering whether to adopt a Trading Plan.

VII.
INVESTIGATIONS; SUPERVISION

If any person subject to this Policy has reason to believe that material, nonpublic information of the Company has been disclosed to an outside party without authorization, that person should report this disclosure to the Chief Legal Officer immediately.

If any person subject to this Policy has reason to believe that an insider of the Company or someone outside of the Company has acted, or intends to act, on inside information, that person should report this action or intended action to the Chief Legal Officer immediately.

If it is determined that an individual maliciously and knowingly reports false information to the Company with intent to do harm to another person or the Company, appropriate disciplinary action will be taken according to the severity of the charges, up to and including dismissal. All such disciplinary action will be taken at the sole discretion of the Company.

VIII.
LIABILITY OF THE COMPANY

The adoption, maintenance and enforcement of this Policy is not intended to result in the imposition of liability upon the Company for any insider trading violations where such liability would not exist in the absence of this Policy.

Questions. All questions regarding this Policy should be directed to the Chief Legal Officer or his or her designee.

CONFIRMATION

I HEREBY ACKNOWLEDGE THAT I HAVE RECEIVED, HAVE READ AND UNDERSTAND THE INSIDER TRADING POLICY OF THE COMPANY.

I UNDERSTAND THAT VIOLATION OF INSIDER TRADING OR TIPPING LAWS OR REGULATIONS MAY SUBJECT ME TO SEVERE CIVIL AND/OR CRIMINAL PENALTIES, AND THAT IF I AM A COMPANY EMPLOYEE VIOLATION OF THE TERMS OF THE ABOVE- TITLED POLICY MAY SUBJECT ME TO DISCIPLINE BY THE COMPANY UP TO AND INCLUDING TERMINATION FOR CAUSE.

Date:
Signature

EXHIBIT A

VICTORY CAPITAL HOLDINGS, INC. INSIDER TRADING POLICY TRADING PLAN APPROVAL FORM

By submitting this Trading Plan Approval Form, the undersigned is seeking approval to implement the Trading Plan submitted herewith:

Team Member Name:

Name of Broker-Dealer:

Account Number:

Date of Request:

Amount or Total # of Options or Shares included in the Trading Plan:

Please indicate

•
whether the securities are subject to Rule 144: (Y/N)
•
proposed Implementation Date for Trading Plan:

I (the undersigned) hereby certify that (i) I do not have an active 10b5-1 Trading Plan in place, (ii) I am not in possession of material nonpublic information about the Company or its securities, (iii) I am entering into the Trading Plan in good faith and not as a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or the rules promulgated thereunder and, (iv) to the best of my knowledge, the Trading Plan described herein is not prohibited by the Insider Trading Policy.

Team Member Signature:

*************************************************************************************

Approval: Yes [ ] No [ ] (check one) Date:

Chief Legal Officer or Designee’s Signature:

Print Name:

If approval is granted, you are authorized to proceed with implementation of this Trading Plan on the date indicated above, but not if you are in possession of material nonpublic information,

or during a Blackout Period or during such time as the Company shall have issued a “black- out notice” (as such terms are defined in the Insider Trading Policy).

EXHIBIT B

GUIDELINES FOR 10b5-1 TRADING PLANS

Under the Company’s Insider Trading Policy, Covered Persons may implement trading plans (“Trading Plans”) under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to provide increased trading flexibility.

Exchange Act Rule 10b-5 imposes significant liabilities on insiders who effect transactions in the securities of companies while in possession of material non-public information. Rule 10b5-1, however, provides an affirmative defense available to persons who can establish that a transaction was entered into pursuant to a binding contract, written plan or instruction to another person that came into existence before the person became aware of the material non-public information and meets very specific conditions in the rule.

To gain the protections of the affirmative defense available under Rule 10b5-1, a Covered Person must, among other requirements, a) certify that they are 1) adopting the Trading Plan when the Company is not in a Blackout Period and while not aware of material non-public information, and 2) are entering into such plan in good faith and not as a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and b) act in good faith with respect to the plan. The protections of the affirmative defense only extend once for a single-trade plan during any consecutive 12-month period.

A Trading Plan is not an absolute defense against insider trading liability. The Securities and Exchange Commission (the “SEC”) has expressed concerns regarding, among other things, the appearance of suspiciously favorable dates to begin or halt the sale of company stock and the use of excessive discretion in modifying or terminating Trading Plans.

As a result of these concerns, the Company has adopted the following guidelines for Trading Plans to reduce the likelihood of Covered Persons engaging in potentially abusive practices, and more importantly, to avoid the appearance of practices that might be viewed as abusive based on later developments. Covered Persons wishing to adopt a Trading Plan with any provision outside the limits of the following Guidelines must consult with the Chief Legal Officer well in advance of seeking approval of such Trading Plan.

•
Trading windows. Covered Persons may not enter into, modify or terminate a Trading Plan during a Blackout Period, after a black-out notice has been issued or at any time when in possession of material non-public information.
•
Length of plans. A Trading Plan may have a maximum length of no more than 24 months and a minimum length of 3 months.
•
Waiting period. Officers and Directors. A Trading Plan for officers and directors must provide for a waiting period of the later of a) 90 days between the establishment or modification of a plan and the commencement of transactions under the plan; and b) two

(2) business days following the disclosure in certain periodic reports of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (not to exceed 120 days following plan adoption or modification) before the commencement of transactions under the plan

Other Persons. A Trading Plan for persons other than issuers, officers, and directors must provide for a waiting period of no less than 30 days between the establishment or modification of a plan and the commencement of transactions under the plan.

•
Modification. Modifications to a Trading Plan may only be made after consultation with the Chief Legal Officer and during open trading windows, with a minimum 30-day waiting period for persons other than officers and directors, and a minimum 90-day waiting period for officers and directors, before changes take effect, and not more than once during the term of the Trading Plan. A modification to the amount, price, or timing of the purchase or sale of the securities is a termination of such plan, and adoption of a new plan, resulting in a new waiting period as described above.
•
Early termination. A Trading Plan is deemed terminated upon the expiration of its term or the sale of all of the securities subject to the Trading Plan. A Trading Plan may be terminated by action of the Covered Person before either the expiration of its term or the sale of all of the securities subject to the Trading Plan (an “early termination”) only after consultation with the Chief Legal Officer and during an open trading window. Following early termination of a Trading Plan, such Covered Person may not enter into a new Trading Plan until the second open trading window following such early termination.
•
Trading after early termination. A Covered Person who has a Trading Plan in effect may not effect transactions in Company securities outside of such plan until at least 30 days following the date of early termination of such plan, regardless of whether or not there is an open window during such 30-day period.
•
Single plan. Covered Persons may not enter into multiple Trading Plans providing for transactions during overlapping periods.
•
Sales outside the plan. Covered Persons may not effect transactions in securities of the Company outside of an established Trading Plan.
•
Short-swing trading liability. A Trading Plan will not be approved for any Covered Person who is a Section 16 officer who has purchased common stock of the Company within 6 months of the proposed first sale transaction under a Trading Plan, or for any such officer who has the intent to purchase common stock of the Company within 6 months of the last scheduled transaction under a Trading Plan. This limitation shall not apply to the exercise of options and sale of shares.

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